Exhibit 16.1

April 30, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Vitru Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Vitru Limited dated April 30, 2024. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes Ltda.

Florianópolis, Brazil

April 30, 2024

Copy of Item 16F. Change in Registrant’s Certifying Accountant

ITEM 16F. CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers Auditores Independentes Ltda. was previously appointed as our independent registered public accounting firm. On April 18, 2024, our board of directors, as recommended by our audit committee, approved the dismissal of PricewaterhouseCoopers Auditores Independentes Ltda. Such dismissal will become effective upon completion by PricewaterhouseCoopers Auditores Independentes Ltda. of its audit of the financial statements of Vitru Limited as of and for the year ended December 31, 2023 and the filing of the related Form 20-F.

PricewaterhouseCoopers Auditores Independentes Ltda.’s report on our financial statements for each of the fiscal years ended on December 31, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through the date of dismissal, there have been no disagreements with PricewaterhouseCoopers Auditores Independentes Ltda. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers Auditores Independentes Ltda. would have caused PricewaterhouseCoopers Auditores Independentes Ltda. to make a reference thereto in their audit reports for such fiscal years.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through the date of dismissal, there were “reportable events” as defined under Item 16F(a)(1)(v) of Form 20-F as follows:

In connection with the audits of our consolidated financial statements, we identified a material weakness in our internal control over financial reporting. The material weakness identified relates to our insufficient accounting resources and processes necessary to comply with the reporting and compliance requirements of IFRS accounting standards and the SEC. Specifically, a material weakness was identified that relates to our insufficient accounting resources and processes necessary to comply with the reporting and compliance requirements of IFRS accounting standards and the SEC. For more information on this material weakness, see “Item 3. Key Information—D. Risk factors—Risks Relating to Our Business and Industry―A material weakness in our internal control over financial reporting has been identified, and if we fail to establish and maintain proper and effective internal controls over financial reporting, our results of operations and our ability to operate our business may be harmed.”